Free Writing Prospectus

Filed Pursuant to Rule 433

Dated January 25, 2013

Registration Statement No. 333-173928

ASF LEASE SECURITIZATION JANUARY 2013

Free Writing Prospectus Registration Statement No. 333-173928 Ford Credit Auto Lease Two LLC (the "depositor") Ford Credit Auto Lease Trusts (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-669-7629.

DISCUSSION AGENDA Business Update 3 Retail Securitization R-1 FCAR ABCP FC-1 Lease Securitization L-1 Floorplan Securitization F-1

LEASE SECURITIZATION OVERVIEW Ford Credit has been in the business of leasing vehicles since 1975 Ford Credit is experienced in the securitization of U.S. lease contracts, having completed more than 25 securitization transactions since implementing the current platform in 2006 The securities have been issued through various channels: Public transactions (shelf registration approved May 2011) Rule 144A transactions Other private transactions Structural elements, such as priority of payments, have remained consistent over time Extensive supplemental performance reporting available at: http://credit.ford.com/investor-center/institutional-investments

LEASE SECURITIZATION BUSINESS UPDATE Average Number of Leases Outstanding (000) 776 840 677 438 331 Manheim Used Vehicle Value Index Source: Manheim Consulting, January 2013 (January 1995 = 100) Ford Credit targets a consistent presence in the leasing market -- Ford Credit never exited the leasing business In 2008 and 2009, Ford Credit reduced lease originations due to: Lower lease purchase targets Lower auto sales As market conditions improved, Ford Credit has increased its purchase target for lease with originations resuming growth in 2010 Number of Leases Originated Source: FCALT 2012-B Prospectus Supplement

LEASE SECURITIZATION PORTFOLIO CREDIT METRICS Number of Repossessions as a % of Portfolio Weighted Average FICO® at Origination Net Credit Loss / (Gain) as a % of Portfolio Average Net Loss / (Gain) on Charged-off Contracts Source: FCALT 2012-B Prospectus Supplement L-6

LEASE SECURITIZATION PORTFOLIO RESIDUAL PERFORMANCE * Only includes information regarding leases that were originated from 2006 through 2010 Return Rate* Residual Loss / (Gain) as a % of ALG* Stress on portfolio in 2008 -- return rate of 79% and residual loss of 18.7% due to: Higher fuel prices affecting residuals of trucks and SUVs Deteriorating economy, which impacted all vehicle types More recently, Ford Credit has experienced generally lower return rates, with auction values exceeding ALG values Source: FCALT 2012-B Prospectus Supplement

Weighted Average FICO® Vehicle Type* as of % of Securitization Value LEASE SECURITIZATION SECURITIZATION POOL CHARACTERISTICS Original Term as % of Securitization Value Maximum 3-Month Residual Concentration Source: Prospectus Supplements for referenced lease transactions *Reflects classification of 2011 and newer model year Explorers as CUVs rather than SUVs

FCALT 2012-A FCALT 2012-B Model Concentrations Top 1: 15% Top 3: 42% Top 5: 65% Model Concentrations Top 1: 15% Top 3: 42% Top 5: 66% L-9 LEASE SECURITIZATION POOL CHARACTERISTICS – VEHICLE MODEL DIVERSIFICATION Source: Prospectus Supplements for referenced lease transactions

Return Rate* Cumulative Residual Loss / (Gain)** LEASE SECURITIZATION SECURITIZATION POOL PERFORMANCE * Prior to 2012-B, term extensions were repurchased by Ford Credit resulting in pool return rates being modestly lower than those of the portfolio ** As a percentage of initial Base Residual Value *** Total credit loss as a percent of initial total securitization value Gain Loss Cumulative Net Credit Losses*** Transaction performance reflects the present strength in the used vehicle market Return rates of about 50% Cumulative residual gains Consistent credit loss performance Source: Investor Reports for referenced lease transactions Commentary

LEASE SECURITIZATION TRANSACTION STRUCTURE – 2012-B



% of Securitization Value
Class A Notes ("AAA")
82.1%
Class B Notes ("AA")
4.0%
Class C Notes ("A")
4.0%
Overcollateralization
9.9%
Reserve Account
1.0%
Excess Spread (per annum)
~4.0%
Total Class A Enhancement ~22.9%

- Credit enhancements in our lease securitization programs include:
  - Subordination of junior notes
  - Overcollateralization
  - Cash reserve
  - Excess spread
- Transactions are sequential, building enhancement over time

L-11

L-12 LEASE SECURITIZATION FCALT 2012-B RESIDUAL MATURITY Source: FCALT 2012-B “Investor Roadshow” Residual Cash Flows Are Diversified Over Time And Across Vehicle Types

Breakeven = 100% Return Rate Assumed LEASE SECURITIZATION BREAK-EVEN ANALYSIS* Return Rate Cumulative Residual Loss / (Gain) A-4 Breakeven = 32.6% A-3 Breakeven = 41.1% A-2 Breakeven = 87.3% Memo: Worst Recent 12-Month Portfolio Experience = 79% (CY 2008)** * Assumes Cumulative net loss stress of 5%; breakevens are specific to 2012-B; see Appendix for further assumptions ** For leases originated from 2006 through 2010 Break-Even for 2012-B Compared to Historical Pool Performance Memo: Worst Recent 12-Month Portfolio Experience = 18.7% (CY 2008)**

ORIGINATIONS, SERVICING AND RISK MANAGEMENT

FORD CREDIT ORIGINATION STRATEGY Segment credit applicants and price appropriately to manage risk Build strong relationships with dealers and support for automotive brands Robust credit evaluation (proprietary scoring models and judgment) and verification process Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund

FORD CREDIT CREDIT RISK SCORING Ford Credit internally develops risk models through statistical analysis of the customer portfolio consisting of millions of contracts originated over decades to identify key variables that predict an applicant’s likelihood to pay: Automotive-specific data (including auto specific FICO®) Ford Credit’s loss experience and internal processes Expertise of highly competent internal analytics team Before the credit risk scoring model is applied, applicants are classified into various categories that determine which scorecard is used including: Customer (consumer, commercial) Credit bureau attributes (FICO®) Product (retail, lease) Ford Credit reviews scorecards regularly to confirm continued business significance and statistical predictability of the variables Adjustments to the scorecards are implemented to react quickly to portfolio performance shifts Scorecard generates a Probability of Payment (POP) score for every application

FORD CREDIT PROPRIETARY ORIGINATIONS SCORING MODEL How does POP enhance credit bureau data? Credit bureau data represents only one bureau POP adds to credit bureau data, an evaluation of: Financing product (retail, lease) Customer characteristics (payment-to-income) Contract characteristics (loan-to-value, term, payment) Employs knowledge-based system concepts to enhance the predictive power of credit bureau and application data The combination of credit bureau data, these characteristics and concepts add to the effectiveness of POP as a predictive scoring tool

PURCHASING GUIDELINES AND CONTROL PROCESSES Ford Credit uses web-based origination policies and procedures to ensure consistent credit decisions Purchase quality guidelines establish targets for the purchase of lower and marginal quality contracts and are used to manage the overall portfolio Risk factor guidelines provide a framework of credit application evaluation criteria, including but not limited to, loan to value and payment to income Procedures are in place for determination and verification of income, employment and residency Management review Risk management portfolio performance analysis process Monthly purchase quality reporting at region and business center level Risk model POP performance reports These Capabilities Enable Early Detection Of Portfolio Performance At The Dealer, Region, Business Center And Country Level

 FORD CREDIT LEASE RESIDUALS Proprietary residual value models and an internal review process are used to establish residual values Residual value models use a number of factors about a vehicle to determine its residual value including: MSRP, wholesale price, planned production volumes, rental and fleet sales, consumer acceptance, life cycle, recent and seasonal auction trends Internal reviews consider the following: Accuracy of residual models Current or planned marketing incentives Market acceptance of vehicles Competitive actions within the vehicle segment Residual value performance is monitored and tracked by: Comparing published residual values to historical auction values for returned lease vehicles Comparing published residual values to residual value forecasts published in independent industry guides such as Automotive Lease Guide Ford Credit sets residual values quarterly for each vehicle line and various lease terms and mileage allowances Lease remarketing efforts are generally managed to maximize net sales proceeds for returned lease vehicles

FORD CREDIT SERVICING STRATEGY Ford Credit is a world-class servicing organization Credit losses are an expected part of the business The objective is to collect within purchase expectations over the life of the contract Customer and dealer satisfaction are critical Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund

FORD CREDIT SERVICING STRATEGY Ford Credit uses behavioral scorecards to identify predictors and calculate probability of default Factors used in the behavioral scoring models include origination characteristics and scores, updated credit bureau information, and customer history variables, such as payment patterns Probability of Default is the primary driver in determining risk category, which establishes: Assignment timing Follow-up intensity Assignment transfers within the collections area from early stage delinquency, which includes account maintenance, to late stage delinquency, which focuses on loss prevention Ford Credit reviews scorecards regularly to confirm continued business significance and statistical predictability of the variables

FORD CREDIT AUCTION PROCESS Ford employs sophisticated processes to maximize residual values -- supported by extensive data and optimization models Vehicle remarketing process looks to maximize net sale proceeds through: Distribution channel Geographic distribution Reconditioning Auction dynamics Used vehicle market is highly liquid with about 40 million vehicles sold annually; approximately 9 million at auction* * Manheim; National Auto Auction Association 2011 data

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LEASE APPENDIX

LEASE SECURITIZATION SIGNIFICANCE OF SECURITIZATION VALUE For securitization transactions, a “Securitization Value” is calculated for the underlying lease assets Securitization value is calculated using the lower of the contract lease value or the residual value set by ALG Securitization value cash flows are discounted using the higher of the contract lease factor or a minimum discount rate designed to create excess spread Difference of $5,614 L-Appendix 1 Sample Calculation: Lease Balance Payments remaining 12 12 Base monthly payment 400 $ 400 $ Residual value 20,000 $ 15,000 $ Discount rate 2.0% 6.0 % Present Value 24,320 $ 18,706 $ Securitization Value

Month Securitization Value Scheduled Base Monthly Payments Base Residual Value 2011- September $ 699,019,247.90 $ - $ - October 671,947,390.00 14,055,128.94 16,177,116.26 November 652,464,209.60 13,805,084.20 8,755,324.85 December 630,232,270.70 13,469,430.14 11,748,291.10 2012- January 600,775,498.90 12,995,416.03 19,342,463.01 February 555,189,066.70 12,166,770.45 36,164,819.67 March 492,400,246.30 10,975,624.31 54,350,483.53 April 449,485,733.80 10,203,298.38 34,962,732.23 May 413,155,274.90 9,540,738.44 28,845,514.75 June 372,854,998.50 8,777,859.40 33,412,971.53 July 347,034,941.10 8,353,666.79 19,173,022.29 August 335,940,272.70 8,219,120.86 4,463,983.50 September 323,822,714.50 8,057,379.36 5,596,712.05 October 312,643,066.30 7,917,937.30 4,741,319.40 November 298,324,057.60 7,689,543.04 8,057,121.75 December 270,856,357.50 7,098,438.37 21,731,054.12 2013- January 247,403,344.50 6,598,345.27 18,090,812.48 February 218,555,616.70 5,928,794.40 24,047,999.86 March 178,843,686.00 4,951,811.15 35,756,796.23 April 143,489,010.50 4,053,580.24 32,116,632.10 May 105,935,016.60 3,042,601.53 35,165,120.37 June 66,916,087.64 1,966,871.99 37,535,135.82 July 38,981,227.35 1,193,878.60 27,045,694.90 August 23,999,269.46 734,517.47 14,425,069.65 September 9,938,723.28 304,062.83 13,866,008.80 October 293,704.20 10,818.15 9,679,802.43 November 147,099.28 5,712.69 142,720.50 December 119,072.51 4,416.20 24,601.50 2014- January 115,431.83 4,416.20 - February 89,786.05 3,617.25 22,781.00 March 52,801.15 2,261.72 35,310.00 April 35,399.45 1,567.94 16,188.90 May 34,051.27 1,567.94 - June 11,187.52 546.26 22,529.00 July - - 11,291.00 Ford Credit Auto Lease Trust 2010-B Quarterly Supplement Report – Residual Performance Ford Credit Auto Lease Trust 2010-B Quarterly Supplemental Report -- Payment Schedule of Remaining Leases as of September 30, 2011 * Return Rate equals the number of vehicles returned in a given month over the number of leases that terminated in the same month ** Residual Gain (Loss) per Returned Vehicle equals 1) the auction proceeds plus 2) excess wear and tear and excess mileage assessed minus 3) the residual portion of the securitization value of the vehicle The following table shows residual performance as calculated on the monthly investor report Additional Quarterly Disclosures Can Be Found On The Ford Credit ABS Website: http://www.fordcredit.com - Investor Center – ABS LEASE SECURITIZATION QUARTERLY REPORTING EXAMPLE L-Appendix 2 Collection Vehicle Returned Period Type Vehicles Amount Jul Car 248 42.47% $ 3,095 10.26% 22.93% 2011 CUV 123 37.85 5,469 15.65 37.45 SUV 131 42.95 4,742 13.96 32.20 Truck 16 30.19 5,042 14.42 33.81 Total / Avg 518 40.88% $ 4,135 12.76% 29.30 % Aug Car 268 40.48% $ 2,807 9.18% 19.93% 2011 CUV 117 29.77 5,449 15.45 36.48 SUV 120 41.52 4,800 13.82 31.83 Truck 20 34.48 5,944 18.86 44.13 Total / Avg 525 37.45% $ 3,971 12.17% 27.43 % Sep Car 279 43.06% $ 2,193 7.01% 15.18% 2011 CUV 136 34.17 5,455 14.75 35.35 SUV 105 38.18 4,438 13.84 31.75 Truck 10 24.39 4,091 14.14 32.54 Total / Avg 530 38.91% $ 3,511 10.68% 24.09 % Residual Gain (Loss) per Returned Vehicle** As a % of As a % of Return Adjusted ALG Residual Rate* MSRP Value

Residual Gain /(Loss) per Returned Vehicle as a % of ALG Residual Value FCALT 2010-A FCALT 2010-B Residual performance on recent transactions has resulted in significant gains for all vehicle types Residual performance for the managed portfolio vs. ALG residual values resulted in an approximate 23.1% gain in 2011 The residual performance information will be updated quarterly for each outstanding lease transaction and posted on Ford Credit’s website: www.fordcredit.com/institutionalinvestments/index.jhtml LEASE SECURITIZATION RESIDUAL GAIN (LOSS) BY POOL L-Appendix 3

 * After stress defaults The Tables Show The Percentage Of Base Residual Loss, After Defaults, That Can Be Sustained Before The Notes Incur A Loss At Varying Turn-In Rates And Multiples Of Base Case Credit Losses LEASE SECURITIZATION FCALT 2012-B RESIDUAL BREAK-EVEN ANALYSIS • 0% prepayments • 40% / 40% / 20% (year 1 / 2 / 3) distribution for losses • 2-month lag on receipt of auction proceeds • 50% recovery of charge-offs (with a 3-month lag on recoveries) Assumptions: • Base net credit loss of 1.00% of initial total securitization value • Estimated 3.88% excess spread per annum • Includes 9.90% of overcollateralization, 8.00% of subordinated notes and 1.00% initial cash reserve growing to a target of 2.50% Class A-1 Notes Class A-3 Notes Cumulative Net Credit Loss Cumulative Net Credit Loss Net Loss % 1.00% 3.00% 5.00% Net Loss % 1.00% 3.00% 5.00% Turn-in Rate* 1x 3x 5x Turn-in Rate* 1x 3x 5x 70% 100.0% 100.0% 100.0% 70% 60.7% 59.9% 58.7% 80% 100.0% 100.0% 100.0% 80% 53.1% 52.4% 51.4% 90% 100.0% 100.0% 100.0% 90% 47.2% 46.6% 45.7% 100% 100.0% 100.0% 100.0% 100% 42.5% 42.0% 41.1% Class A-2 Notes Class A-4 Notes Cumulative Net Credit Loss Cumulative Net Credit Loss Net Loss % 1.00% 3.00% 5.00% Net Loss % 1.00% 3.00% 5.00% Turn-in Rate* 1x 3x 5x Turn-in Rate* 1x 3x 5x 70% 100.0% 100.0% 100.0% 70% 49.5% 48.3% 46.5% 80% 100.0% 100.0% 100.0% 80% 43.3% 42.3% 40.7% 90% 94.2% 95.7% 97.0% 90% 38.5% 37.6% 36.2% 100% 84.8% 86.1% 87.3% 100% 34.6% 33.8% 32.6% L-Appendix 4

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